Exhibit 10.14



                              ASSIGNMENT AGREEMENT
                              --------------------

     This ASSIGNMENT AGREEMENT (the "Agreement"), dated as of September 18, 2002, between 4net Software, Inc. (the "Assignor" or the "Company"), a Delaware corporation located at 10 South Street, Suite 202 Ridgefield, Connecticut 06877, and New England Computer Group, Inc. (the "Assignee"), a Connecticut corporation located at 10 South Street, Suite 202 Ridgefield, Connecticut 06877.

     WHEREAS, Assignor was engaged in, among other things, the business of licensing Website content management software and the designing Websites. Assignors clients enter into agreements to host their Website through Assignor and in certain instances to license proprietary software from Assignor Attached hereto as Schedule A is a list setting forth all of Assignor's clients as well as the agreements such clients have with the Assignor (the "Assigned Clients");

     WHEREAS, Assignee is engaged in the business of providing computer related services, including the hosting and maintenance of Websites.

     WHEREAS, Assignor desires to Assignee to provide Website maintenance and hosting services to the Assigned Clients and Assignee is willing to provide Website maintenance and hosting services to the Assigned Clients based on the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements contained herein, the parties hereto agree as follows:

     1. Assignment of Assigned Clients. As of September 1, 2002 (the "Effective Date"), subject to payment of the Consideration as set forth below, the Assignor will transfer, assign, convey and deliver to the Assignee, and the Assignee will purchase, accept and acquire from the Assignor, all of the Assigned Clients.

     2. Consideration. The Consideration to be paid by the Assignee to the Assignor for the Assigned Clients shall consist of the following:

     (a)  Royalty Payments.

          (i) For the month of September 2002, the Assignee shall pay to Assignor fifty percent (50%) of the net revenue generated by the Assigned Assets and actually received by the Assignee.

          (ii) For each and every month following September 2002 until the termination of this Agreement, the Assignee shall pay to Assignor fifty percent (50%) of the gross revenue generated by the Assigned Assets and actually received by the Assignee.

               Royalty Payments shall be paid by Assignee to Assignor within 15 days of the closing date of the prior month.

     (b) Assignee's Obligation to Maintain and Service the Assigned Clients. Following the Effective Date, the Assignee will assume all responsibility for the performance of all obligations, in service the assigned customers, including but not limited to handling all service calls from the Assigned Clients. Any payments received by the Assignee from the Assigned Clients for additional programming work performed will be retained by the Assignee and not shared as per Section 2. (a).

     3. License.

     (a) Ownership of 4netManagerTM The parties hereto agree that Assignor is the exclusive owner of all right, title and interest in 4netManagerTM and upgrades, and all copies thereof. All rights, title and interest in all enhancements, modifications and derivative works of 4netManagerTM created by Assignor or its agents shall immediately vest in Assignor upon creation.

     (b) 4netManagerTM License. Certain of the Assigned Clients license 4netManagerTM in connection with the hosting of their Website. In connection with the maintenance and hosting of the Websites of the Assigned Clients that license 4netManagerTM, Assignee will be required to maintain a copy of 4netManagerTM on its server. Accordingly, Assignor grants Assignee a nonexclusive, nontransferable license to use 4netManagerTM in connection with the maintenance and hosting the Websites of the Assigned Clients, during the term of this Agreement (the "4netManagerTM License"). The 4netManagerTM License terminates upon the termination of this Agreement.

     (c) Restrictions on 4netManagerTM License. No right is granted by Assignor to Assignee under this Agreement for the use of 4netManagerTM, except in connection with Assignee's providing maintenance and hosting services to the Assigned Clients. Assignee represents and agrees not to: (i) modify or create any derivative works of 4netManagerTM, including translation or localization;
(ii) decompile, disassemble, reverse engineer, or otherwise attempt to derive the source code for 4netManagerTM (except to the extent applicable laws specifically prohibit such restriction); (iii) redistribute, encumber, sell, rent, lease, sublicense, or otherwise transfer rights to 4netManagerTM; (iv) remove or alter any trademark, logo, copyright or other proprietary notices, legends, symbols or labels in 4netManagerTM; or (v) publish any results of benchmark tests run on 4netManagerTM to a third party without Assignors prior written consent.

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     4. Further Assurances; Cooperation. In connection with this Agreement, the parties shall from time to time after the Effective Date, upon the request of any other party and without further consideration, execute, acknowledge and deliver in proper form any further instruments or documents, and take such further actions as such other party may reasonably require, to carry out effectively the intent of this Agreement.

     5. Indemnification.

     (a) Assignor shall indemnify and hold harmless the Assignee against and in respect of any and all claims, suits, actions, proceedings (formal and informal), judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including reasonable legal fees) as and when incurred arising out of or based upon the maintenance or hosting of the Assigned Clients prior to the Effective Date.

     (b) Assignee shall indemnify and hold harmless the Assignor against and in respect of any and all claims, suits, actions, proceedings (formal and informal), judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including reasonable legal fees) as and when incurred arising out of or based upon the maintenance or hosting of the Assigned Clients after the Effective Date.

     6. Entire Agreement. This Agreement, together with the other writings delivered in connection herewith, embodies the entire Agreement and understanding of the parties hereto and supersedes any prior agreement or understanding between the parties. This Agreement cannot be amended or terminated orally, but only by a writing duly executed by the parties.

     7. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, administrators, successors and assigns; provided, however, that nothing in this Agreement shall be construed to confer any rights, remedies, obligations or liabilities on any person other than the parties hereto or their respective heirs, administrators, successors and assigns.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ASSIGNOR:                                       ASSIGNEE
---------                                       --------
4net Software, Inc.:                            New England Computer Group, Inc.


By:                                             By:
   --------------------------                      --------------------------
   Steven N. Bronson,  President                   Frank Baltatore,  President